Exhibit 99.1

Permira Completes Acquisition of Squarespace

NEW YORK, October 17, 2024 — Permira, the global investment firm, today announced the completion of its funds’ acquisition of Squarespace, Inc. (the “Company”) in an all-cash transaction that valued the Company at an aggregated transaction value of approximately $7.2 billion. With the completion of the acquisition, Squarespace is no longer listed on the New York Stock Exchange.

As part of the transaction, Squarespace Founder & CEO Anthony Casalena rolled over a substantial majority of his existing equity and continues to be one of the largest shareholders in the Company. He continues to serve as Squarespace’s CEO and Board Chairman, leading the business in all aspects of its operations, along with Squarespace’s current leadership team who have continued in their roles.

“We are excited to embark on a new chapter with Permira, one focused on our long-term strategy and commitment to serving entrepreneurs globally,” said Casalena. “For more than 20 years we have provided customers with all the tools they need to stand out and succeed. This commitment will remain the same as we continue to offer our customers more and more tools to grow their businesses online. Permira joins our long-standing investors, Accel and General Atlantic, who remain meaningful investors and believe in a dynamic future for Squarespace.”

David Erlong, Partner at Permira, said: “We’ve long admired Squarespace for the deep, enduring relationships it has cultivated with SMBs and entrepreneurs who rely on its platform to build and scale their online presence. Now more than ever, Squarespace’s ecosystem—interwoven with Gen AI—plays a crucial role in empowering customers globally to bring their innovations to life. We look forward to leveraging our decades-long experience and track record backing internet platforms and technologies that enable SMBs, as we support Anthony and his team in growing Squarespace and expanding its product suite through its next chapter of success.”

Advisors

JP Morgan served as financial advisor to Squarespace, and Skadden, Arps, Slate, Meagher & Flom LLP served as legal counsel to Squarespace.

Centerview Partners LLC served as financial advisor, and Richards, Layton & Finger served as legal counsel, to the Special Committee of the Squarespace Board of Directors.

Goldman Sachs & Co LLC served as financial advisor to Permira, Latham & Watkins LLP served as legal counsel to Permira, and Fried, Frank, Harris, Shriver & Jacobson LLP served as special tax counsel to Permira. Blackstone Credit & Insurance (“BXCI”), Blue Owl Capital, and Ares Capital Corp served as Joint Lead Arrangers on the debt financing.

About Permira

Permira is a global investment firm that backs successful businesses with growth ambitions. Founded in 1985, the firm advises funds across two core asset classes, private equity and credit, with total committed capital of approximately €80bn.

The Permira funds have an extensive track record investing in internet, software and SMB-enablement solutions, having partnered with 50+ companies across SaaS, cybersecurity, digital commerce, fintech and online marketplaces. The Permira funds have previously supported and helped scale some of the largest and fastest-growing technology businesses globally, including LegalZoom, Klarna, Zendesk, Magento, Carta, Adevinta, The Knot Worldwide, Boats Group, Housecall Pro, and others.

The Permira private equity funds make both long-term majority (Buyout) and minority (Growth Equity) investments in four key sectors: Technology, Consumer, Healthcare and Services. Permira employs over 500 people in 16 offices across Europe, the United States and Asia. For more information, visit www.permira.com.

About Squarespace

Squarespace is a design-driven platform helping entrepreneurs build brands and businesses online. We empower millions in more than 200 countries and territories with all the tools they need to create an online presence, build an audience, monetize, and scale their business. Our suite of products range from websites, domains, ecommerce, and marketing tools, scheduling tools with Acuity, as well as creating and managing social media presence with Bio Sites and Unfold. For more information, visit www.squarespace.com.

Contacts

For Permira:

Nina Gilbert
nina.gilbert@permira.com
+44 207 9594037

James Williams
james.williams@permira.com
+44 774 7006407

OR

FGS Global
Permira-NA@FGSGlobal.com

For Squarespace:

Media
press@squarespace.com